Exhibit 2.2

strictly private and confidential

August 8, 2016

To:

Lauro Cinquantasette S.p.A.

Via del Lauro, no. 7

20131 – Milano (MI)

Italy

Attention of Chief Financial Officer

With copy to:

Debevoise & Plimpton

919 Third Avenue
New York, NY 10022

United States of America

Attention to Maurizio Minzi-Levi

mleviminzi@debevoise.com

And

Chiomenti Studio Legale

Via XXIV Maggio 43

I-00187 Rome

Italy

Attention to Francesco Tedeschini

francesco.tedeschini@chiomenti.net

By registered letter with return receipt

Re: Share Purchase Agreement executed on May 5, 2016

Dear Sirs,

On May 5, 2016, AMRI – Albany Molecular Research, Inc., a company incorporated under the laws of the State of Delaware (USA), whose registered office is located in Albany (NY – USA) (AMRI), as buyer, and Lauro Cinquantasette S.p.A., a company incorporated under the laws of Italy whose registered office is in Milan (Italy), Via del Lauro 7, Italian Tax Code No. 04849340965 (Lauro 57), as seller, entered into a share purchase agreement, as amended pursuant to the amendment letter executed on July 7, 2016, (Agreement), governing the terms and conditions of the purchase of no. 65.852.365 ordinary shares representing 100% of the share capital of Prime European Therapeuticals S.p.A. – Euticals S.p.A., a company organized and existing under the laws of Italy, with registered office at Viale Bianca Maria, No. 25, Milano, tax code No. 07254610152 (Company). AMRI has requested certain modifications to the terms of the Agreement and the parties have agreed as set forth in this letter and represented by their signatures hereon. Except as otherwise expressly defined in this letter (Letter), capitalized terms used herein shall have the same meaning ascribed to them in the Agreement.

1.	Modification of Section 6.4. The first clause of the first sentence of Section 6.4 shall be amended as follows, provided that the remainder of Section 6.4 shall remain as set forth in the Agreement:
a.	Current language: “Not later than (30) Business Days after the Closing Date,”
b.	New language: “Not later than September 30, 2016,”

2.	Survival – Interpretation.

The Parties acknowledge and agree that: (a) all the other provisions of the Agreement not expressly amended by this Letter shall remain in full force and effect; and (b) any reference to the Agreement contained in this Letter shall be construed as a reference to the Agreement, as amended by this Letter.

3.	Governing law – Arbitration.

Article 15 of the Agreement shall apply, mutatis mutandis, to this Letter.

If you agree with the amendment set forth in this Letter, please deliver to us a letter reproducing the contents of this Letter, signed by you for full confirmation and acceptance.

Best regards.

AMRI – Albany Molecular Research, Inc.	AMRI - Albany Molecular Research Luxembourg Sàrl

/s/ Lori M. Henderson	/s/ Lori M. Henderson
Name: Mrs. Lori M. Henderson	Name: Mrs. Lori M. Henderson
Title: Senior Vice President and General Counsel	Title: Category A Manager

Evergreen S.r.l.

/s/ Lori M. Henderson
Name: Mrs. Lori M. Henderson
Title: Sole Director

For acceptance

Milan, August 8, 2016

Lauro Cinquantasette S.p.A.

/s/ Marco Carotenuto
Name: Marco Carotenuto
Title: Director